Exhibit 99.1

July 31, 2017

Dear Fellow Shareholder:

We have had a strong first half of 2017: our reacquisition of worldwide rights to BELBUCA® (buprenorphine) buccal film (CIII) from Endo Pharmaceuticals in January 2017 has enabled us to take greater control over our own destiny as a commercial enterprise and strengthened our ability to create long-term shareholder value. This transaction has positively impacted our cash flow and strengthened our balance sheet, without obligation for any future royalties or milestone payments to Endo. Prescription trends since our re-launch of BELBUCA® have supported our confidence in the product’s potential. The recent approval of BELBUCA® by Health Canada and our exclusive agreement with Purdue Pharma (Canada) for the licensing, distribution, marketing and sale of BELBUCA® in Canada only reinforce the global clinical and commercial opportunity this product represents for our company. Moreover, our recent managed care agreements continue to expand access to BELBUCA® and serve as key indicators of the substantial market potential of this drug.

As a Schedule III opioid, which means it has less abuse and addiction potential compared to Schedule II opioids, we believe that BELBUCA® is well-differentiated from other opioids and has the potential to address some of the most critical issues facing healthcare providers treating chronic pain and their patients – abuse, misuse, addiction and the risk of overdose with prescription opioids. These elements are at the center of the opioid crisis facing our country. The availability of BELBUCA® to healthcare providers treating chronic pain is timely.

Our efforts to maximize the BELBUCA® opportunity are already paying off, as our commercial business was profitable for the first time in March 2017, driven largely by the increase in revenue generated by BELBUCA® sales. In addition, prescription sales for BELBUCA® in June 2017 reached their highest point since the product was launched by Endo in early 2016. In fact, weekly sales for BELBUCA® for the week ending July 14, 2017 (1,736 prescriptions), well exceeded the previous peak in December 2016, according to data from Symphony Health. Beyond our recent agreement with Purdue Pharma (Canada), our plan is to execute an additional commercial transaction for ex-U.S. rights to BELBUCA® this year, which will further support sustained future growth. In addition, we continue to look at strategic ways we can enhance our U.S. business around BELBUCA®.

Our portfolio of approved products also includes BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII), which is indicated for the treatment of opioid dependence. We believe BUNAVAIL® is a terrific companion product for BELBUCA® (which also uses the BEMA® technology) that is also being supported by our sales and marketing organization alongside BELBUCA®. These two products have the potential to be a powerful product combination for BDSI.

Since we are the only pharmaceutical company promoting products to treat both opioid addiction and chronic pain – and with the same molecule – we believe we can take a leadership position in encouraging responsible prescribing when it comes to the use of prescription opioids. No company has our depth of experience with buprenorphine, and with this knowledge, we can, and will, make a positive impact on patients’ lives.

On the strength of our recent progress, earlier this year, we completed a debt financing with CRG LP, a healthcare-focused investment firm, to retire BDSI’s existing credit facility and provide additional working capital. This financing, which will help support our currently planned activities into the second half of 2018, consisted of $45 million to be drawn at closing and the ability to access additional funding up to $75 million based on the achievement of certain financial milestones through September 30, 2018. With this financing, we believe we have taken the appropriate steps to strengthen (in a non-dilutive fashion) our balance sheet, which allows us to focus our full attention on growing the business.

Our expected milestones for 2017 are focused on the continued growth of BELBUCA® and BUNAVAIL®. We are laser focused on executing on the three critical success factors for BELBUCA®: targeting likely early adopters, expanding buprenorphine education and enhancing patient access. For BUNAVAIL®, we will continue to focus on our current prescriber base and managed care efforts to support future growth. We are optimistic about the long-term success of both BELBUCA® and BUNAVAIL®, and look forward to continuing to deliver on our strategy.

We currently plan to hold our annual meeting of shareholders in the fourth quarter of 2017 and will distribute proxy materials and our annual report prior to the meeting.

We wish to thank all of our employees, collaborators, customers and shareholders for your support and commitment to our commercial and clinical success. BDSI is continuing to deliver on the promise of developing and commercializing innovative products to treat unmet medical needs in pain management and opioid dependence. We look forward to reporting on our further progress in the months ahead.

Sincerely,

Mark A. Sirgo, Pharm.D.

Vice Chairman, President and Chief Executive Officer

Cautionary Note on Forward-Looking Statements

This letter on behalf of BioDelivery Sciences International, Inc. (the “Company”) contains, or may contain, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation, the results of the licensing and commercial efforts for Company products and the potential for the Company’s revenue and profitability) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

BDSI®, BEMA®, BELBUCA®, ONSOLIS® and BUNAVAIL® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences logo is a trademark owned by BioDelivery Sciences International, Inc.

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